Exhibit 4.27
Private & confidential
Dated: 1st August, 2017
ALPHA BANK A.E.
(as Lender)
- and -
ECO SEVEN INC.
(as Borrower)
- and -
Central Mare Inc., and
TOP SHIPS Inc.
(as Corporate Guarantors)
FIRST SUPPLEMENTAL AGREEMENT in relation to a Loan Agreement dated 20th July, 2016 for a loan facility of (initially) US$23,350,000

TABLE OF CONTENTS
HEADINGS

THIS AGREEMENT (hereinafter called "this Agreement") is made this 1st day of August, 2017
B E T W E E N
(1)
ALPHA BANK A.E., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting, except as otherwise herein provided through its office at 93 Akti Miaouli, Piraeus, Greece (the "Lender", which expression shall include its successors and assigns); and

(2)
ECO SEVEN INC., a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake  Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as borrower (the "Borrower"); and

(3)
CENTRAL MARE INC., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the "Existing Corporate Guarantor", which expression shall include its successors); and

(4)
TOP SHIPS INC., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the "New Corporate Guarantor", which expression shall include its successors); and

(5)
Mr. EVANGELOS PISTIOLIS, son of Ioannis, a businessman, of Parc Saint Roman, Bloc A, 7 Avenue Saint Roman, Monaco, MC 98000, (hereinafter called the "Personal Guarantor", which expression shall include his successors),

(the Existing Corporate Guarantor and the New Corporate Guarantor hereinafter collectively called the "Guarantors" and each a "Guarantor")
IS SUPPLEMENTAL to a loan agreement dated 20th July, 2016 made between (i) the Lender as lender, and (ii) the Borrower, as borrower, (the said loan agreement is hereinafter called the "Principal Agreement"), on the terms and conditions of which the Lender agreed to advance and has advanced to the Borrower a loan of up to United States Dollars Twenty three million three hundred fifty thousand (US$23,350,000) (the "Loan"), for the purposes therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be amended and/or supplemented called the "Loan Agreement").

W H E R E A S :
(A)
the Borrower hereby acknowledges and confirms that (a) the Lender has advanced to the Borrower, the full amount of the Loan in the principal amount of United States Dollars Twenty three million three hundred fifty thousand (US$23,350,000) and (b) as of the date hereof the principal amount of United States Dollars Twenty Two Million Nine Hundred Fifty Thousand (US$22,950,000) in respect of the Loan remains outstanding;

(B)
pursuant to a Corporate Guarantee dated 21st February 2017 (the "Existing Corporate Guarantee") the Existing Corporate Guarantor irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and the performance of all the obligations of the Borrower under the Loan Agreement and the Security Documents executed in accordance thereto; and

(C)	The Personal Guarantor will be released from his obligations to the Lender as guarantor under the Personal Guarantee dated 21st February 2017 on the Effective Date;
(D)	The Borrower, the Personal Guarantor and the Existing Corporate Guarantor have together requested the Lender to grant its approval to:
(a)	tthe amendment of Clause 8.2 (t) (Control) of the Principal Agreement, and
(b)          the amendment of certain other clauses of the Principal Agreement, and the Lender has agreed to the above requests subject to the following conditions:
(i)
that the New Corporate Guarantor will sign, execute and deliver in favour of the Lender its irrevocable and unconditional guarantee in security of all the obligations of the Borrower under the Loan Agreement and the Security Documents (the "New Corporate Guarantee");

(ii)	that any accrued and/or default interest along with any expenses owing under the Principal Agreement shall have been paid in full to the Lender;
(iii)	that no Event of Default has occurred and is continuing;
(iv)	that the Principal Agreement shall be amended in the manner hereinafter set out; and
(v)	that the Margin shall remain unchanged throughout the remainder of the Security Period .

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
1.	Definitions
1.1	Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Agreement.
1.2	In addition, in this Agreement the words and expressions specified below shall have the meanings attributed to them below:
"Effective Date" means the date all the conditions contained in Clause 4 shall have been satisfied and this Agreement shall become effective;
"Loan Agreement" means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented; and
1.3
(a) Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations, (b) clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement, (c) references to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement and (d) all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

2.	Borrower's Acknowledgement Of Indebtedness
The Borrower, the Existing Corporate Guarantor and the New Corporate Guarantor hereby jointly and severally declare and acknowledge that as at the date hereof the outstanding principal amount of the Loan is United States Dollars Twenty Two Million Nine Hundred Fifty Thousand (US$22,950,000), which shall be repaid in accordance with Clause 4.1 (Repayment) of the Principal Agreement.
3.	Representations and warranties
3.1
The Borrower hereby represent and warrant to the Lender as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and will be on the Effective Date) true and correct as if all references therein to "this Agreement" were references to the Principal Agreement as amended and supplemented by this Agreement.

3.2	In addition to the above, the Borrower hereby represent and warrant to the Lender as at the date of this Agreement that:
a.
each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Agreement, and each of the New Corporate Guarantee, and has complied with all statutory and other requirements relative to its business;

b.
all necessary licences, consents and authorities, governmental or otherwise under this Agreement, the Principal Agreement and the New Corporate Guarantee have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for each of the relevant Security Parties to enter into this Agreement and the New Corporate Guarantee or otherwise perform its obligations hereunder;

c.
this Agreement, and the New Corporate Guarantee on the execution thereof will, constitute the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.
the execution and delivery of, and the performance of the provisions of this Agreement and the New Corporate Guarantee do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.
no action, suit or proceeding is pending or threatened against any of the Borrower and the other Security Parties or their assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of any of the Borrower or the other Security Parties; and

f.
none of the Borrower and the other Security Parties is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation.

4.	Agreement of the Lender
The Lender, relying upon each of the representations and warranties set out in Clause 3 hereby agree with the Borrower, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 5 to consent to the rescheduling of the Loan and that the Principal Agreement be amended in the manner more particularly set out in Clause 6.

5.	Conditions
5.1
The agreement of the Lender contained in Clause 3 shall be expressly subject to the condition that the Lender shall have received on or before the Effective Date in form and substance satisfactory to the Lender and its legal advisers

a.	a recent certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrower and the Corporate Guarantors;
b.
certified and duly legalised copies of resolutions duly passed by the Board of Directors of each of the Borrower and the Corporate Guarantors and certified and duly legalised copies of the resolutions passed at a meeting of the shareholders of each of the Borrower and the Corporate Guarantors evidencing approval of this Agreement and the New Corporate Guarantee to which each is or is to be a party  and authorising appropriate officers or attorneys –in-fact to execute the same and to sign all notices required to be given under this Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

c.
all documents evidencing any other necessary action or approvals or consents with respect to this Agreement, including, but not limited to, certified and duly legalised Certificates of Incumbency issued by any of the Directors of each of the Borrower and the Corporate Guarantors evidencing approval of this Agreement and the New Corporate Guarantee to which each is or is to be a party and authorising appropriate officers or attorneys-in-fact to execute the same and to sign all notices required to be given under this Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

d.
the original of any power(s) of attorney issued in favour of any person executing this Agreement and any relevant New Corporate Guarantees to which each is or is to be a party on behalf of each of the Borrower and the Corporate Guarantors;

e.
favourable legal opinions from lawyers acceptable to the Lender and its legal advisors on such matters concerning the laws of the Marshall Islands and such other applicable jurisdiction(s) as the Lender shall reasonably require;

f.	duly executed original of the New Corporate Guarantee by the parties thereto and, where appropriate, duly registered in favour of the Lender;

6.	Variations to the Principal Agreement
6.1
In consideration of the agreement of the Lender contained in Clause 4, the Borrower hereby agrees with the Lender that (subject to the satisfaction of the conditions precedent contained in Clause 5), the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

a.
with effect as from the Effective Date the following definitions in Clause 1.2  (Definitions) of the Principal Agreement and any references thereto in the Principal Agreement shall be deleted and replaced by the following reading as follows:

"Corporate Guarantee" means an irrevocable and unconditional guarantee given or, as the context may require, to be given by each of the Corporate Guarantors in form and substance satisfactory to the Lender as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement (together, the "Corporate Guarantees");
"Corporate Guarantor" means each of (a) CENTRAL MARE INC. of the Marshall Islands and (b) TOP SHIPS INC. of the Marshall Islands, and/or any other person nominated by the Borrower and acceptable to the Lender which may give a Guarantee, and includes its successors in title, and "Corporate Guarantors" means collectively both of them, as the context may require;
"Guarantees" means together both Corporate Guarantees and "Guarantee" means either of them, as the context may require;
"Vessel" means the 50,000 dwt product/chemical tanker, designated on the date of this Agreement as Hull No. S427 at the Builder's yard to be constructed and sold by the Builder to the Borrower pursuant to the Contract and to be registered on the Delivery Date in the ownership of the Borrower through the Registry under the laws and flag of the relevant Flag State, with the name "STENAWECO ELEGANCE", with IMO No. 9776470 and Official No. 7035, and propelled by one oil internal combustion engine of 10,320 KW, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel; and
b.	with effect as from the Effective Date, the following new definitions shall be inserted in Clause 1.2 (Definitions) of the Principal Agreement in alphabetical order reading as follows:
"Bail-In Action" means the exercise of any Write-down and Conversion Powers;

"Bail-In Legislation" means:
(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway;
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time;
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers;
 "First Supplemental Agreement" means the First Supplemental Agreement dated 1st August, 2017 supplemental to this Agreement to be executed and made between (inter alios) the Borrower, the Corporate Guarantors and the Lender whereby this Agreement shall be amended as there in provided;
"US Tax Obligor" means:
(a)	the Borrower if it is resident for tax purposes in the United States of America; or
(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US Federal income tax purposes;
"Write-down and Conversion Powers" means:
(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.
c.	with effect as from the 30th day of May 2017, Clause 8.2 (t) (Control) of the Principal Agreement shall be amended to read as follows:
"Control: ensure that no change shall be made directly or indirectly in the ownership, beneficial ownership, control or management of the Borrower, the Corporate Guarantors and the Managers (other than (a) a change made between and among the current shareholders, such change to be prior disclosed to the Lender and any new shareholder to be in all respects acceptable to the Lender and (b) a change as result of which Top Ships shall acquire or has acquired (as the case may be) a minimum of 90% of the shares of the Borrower, such acquisition to be permitted by the Lender unless there is a material adverse change in the financial condition of Top Ships from the financial and other information disclosed by the Borrower to the Lender in the negotiation of this Agreement) or of the Vessel or any share therein from that disclosed to the Lender at the negotiation of this Agreement, Provided however that in the case of Top Ships no change shall be made or has been made (as the case may be) directly or indirectly in the legal ownership, ultimate beneficial ownership and control of Top Ships as a result of which Mr. Evangelos Pistiolis shall hold, directly or indirectly, less than 30% of the entire issued and outstanding shares/stock of Top Ships, or alternatively less than 51% of the voting rights in the Borrower."
d.	with effect as from the 30th day of May 2017, Clause 10.1 (cc) (Change in Shareholding) of the Principal Agreement shall be amended to read as follows:
"(cc)          Change in shareholding: there is a change in the legal and/or ultimate beneficial ownership of the shares in any of the Borrower and the Corporate Guarantor from that existing on the date of this Agreement as specified in Clause 7.1(dd) (Shareholding) and witnessed by Ultimate Beneficial Declaration ("UBO")

declaration without the prior written consent of the Lender (save in the case where Top Ships will acquire a minimum of 90%  of the share capital of the Borrower)); or"
e.
with effect as from the Effective Date, the phrase "In case Top Ships acquires 100% of the shares of the Borrower, the parties hereto agree as follows:" in Clause 16.11 (Special Provisions) of the Principal Agreement shall be amended to read as follows:

"In case Top Ships acquires a minimum of 90% of the shares of the Borrower, the parties hereto agree as follows:"
6.2	Construction of certain terms. With effect as from the date hereof, all references to:
(a)
"Guarantees" and "Guarantors" in the Principal Agreement shall be construed as references to all the "Corporate Guarantees" and "Corporate Guarantors" respectively or the relevant Corporate Guarantee and the relevant Corporate Guarantor, as the context may require;

(b)	"Corporate Guarantor" in the Principal Agreement shall be construed as references to both "Corporate Guarantors" or the relevant Corporate Guarantor, as the context may require;
(c)
With effect as from the Effective Date the definition "Security Documents" shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrower under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrower and the other Security Parties as defined in the Loan Agreement all obligations, covenants and agreements pursuant to the Principal Agreement, this Agreement and/or the Security Documents.

(d)
All references in the Principal Agreement to "this Agreement", "hereunder" and the like and in the Security Documents to the "Loan Agreement" shall be construed as references to the Principal Agreement as amended and/or supplemented by this Agreement.

7.	Continuance of Principal Agreement and the Security Documents
7.1
Save for the alterations to the Principal Agreement, and the Security Document made or to be made pursuant to this Agreement, and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement, the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents shall continue  to remain valid and enforceable and the Borrower hereby reconfirms its obligations under the Principal Agreement as hereby amended and under the Security Documents to which it is a party.
8.	Reconfirmation of the existing Corporate Guarantee and the Technical Manager's Undertaking
8.1
Notwithstanding the variation to the Principal Agreement by this Agreement, the Existing Corporate Guarantee of the Existing Corporate Guarantor (which the Existing Corporate Guarantor hereby reconfirms) shall remain in full force and effect as a guarantee of the obligations of the Borrower under the Principal Agreement, as amended by this Supplemental Agreement, and the Security Documents and the payment of all the Outstanding Indebtedness and the Existing Corporate Guarantor shall remain liable under the Existing Corporate Guarantee for all obligations and liabilities assumed by it thereunder.

8.2
The Existing Corporate Guarantor (in its capacity as the Technical Manager) hereby confirms that, notwithstanding the variation to the Principal Agreement contained herein, the provisions of the relevant Manager's Undertaking executed by the Technical Manager and dated 28th February 2017 for mv STENAWECO ELEGANCE shall remain in full force and effect as security of the obligations of the Borrower under the Principal Agreement, as amended by this Supplemental Agreement, and the Security Documents and the payment of all the Outstanding Indebtedness and the Technical Manager shall remain liable under the relevant Manager's Undertaking for all obligations and liabilities assumed by it thereunder.

9.	Entire agreement and amendment
9.1
The Principal Agreement, the other Security Documents, and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

9.2
This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

10.	Fees and expenses
10.1	The Borrower agree to pay to the Lender:
(a)	upon demand on a full indemnity basis and from time to time all costs, charges and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.
10.2
The Borrower covenant and agree to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.

11.	Miscellaneous
11.1
The provisions of Clause 15 (Assignment, Participation, Lending Office) and Clause 17.1 (Notices and Communications) of the Principal Agreement shall apply to this Agreement as if the same were set out herein in full.

12.	Applicable law and jurisdiction
12.1
This Agreement and any non contractual obligations arising out of or in relation to it are governed by, and shall be construed in accordance with, English law and the provisions of Clause 18 (Governing Law and Jurisdiction) of the Principal Agreement shall apply mutatis mutandis to this Agreement as if the same were set out herein in full.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the date first above written.

[Intentionally left blank]

EXECUTION PAGES
THE BORROWER
SIGNED by	)
Mr. Andreas Louka	)
for and on behalf of	)
ECO SEVEN INC.	)	/s/ Andreas Louka
of the Marshall Islands, in the presence of:	)	Attorney-in-fact

THE CORPORATE GUARANTORS
SIGNED by	)
Mr. Andreas Louka	)
for and on behalf of	)
CENTRAL MARE INC.	)	/s/ Andreas Louka
of the Marshall Islands, in the presence of:	)	Attorney-in-fact

SIGNED by	)
Mr. Alexandros Tsirikos	)
for and on behalf of	)
TOP SHIPS INC.	)	/s/ Alexandros Tsirikos
of the Marshall Islands, in the presence of:	)	Attorney-in-fact

Witness to all the above signatures:

/s/ Eftychia Chadzidaki
Name:	Eftychia Chadzidaki
Address:	13 Defteras Merarchias Str.,
18535 Piraeus, Greece
Occupation:	Attorney-at-law

THE PERSONAL GUARANTOR

SIGNED by	)
Mr. EVANGELOS I. PISTIOLIS	)	/s/ Evangelos Pistiolis
in the presence of:	)	Evangelos I. Pistiolis
)

/s/ Eftychia Chadzidaki
Name:	Eftychia Chadzidaki
Address:	13 Defteras Merarchias Str.,
18535 Piraeus, Greece
Occupation:	Attorney-at-law

THE LENDER
SIGNED by	)	/s/ Kinstantinos Flokos
Mr. Kinstantinos Flokos	)	Attorney-in-fact
and Mrs. Christina Papathanasopoulou	)
for and on behalf of	)
ALPHA BANK A.E.	)
in the presence of:	)	/s/ Christina Papathanasopoulou
	)	Attorney-in-fact

/s/ Eftychia Chadzidaki
Name:	Eftychia Chadzidaki
Address:	13 Defteras Merarchias Str.,
18535 Piraeus, Greece
Occupation:	Attorney-at-law

ACKNOWLEDGEMENT
I hereby confirm and acknowledge that we have read and understood the terms and conditions of the above First Supplemental Agreement and agree in all respects to the same and hereby confirm that, notwithstanding the variations to the Principal Agreement contained in Clause 6 of the above First Supplemental Agreement, the provisions of the Commercial Manager's Undertaking dated 28th February 2017, granted by us in favour of the Lender (the "Commercial Manager's Undertaking"), shall remain in full force and effect as security of the obligations of the Borrower under the Principal Agreement, as amended the above First Supplemental Agreement, and in respect of all sums due to the Lender under the Principal Agreement (as so amended) and we shall remain liable under the Commercial Manager's Undertaking for all obligations and liabilities assumed by us thereunder.

Dated: 1st August, 2017

/s/ Andreas Louka
Name:  Andreas Louka
Title: Attorney-in-fact
for and on behalf of
Central Shipping Monaco
of Monaco